(2)(K)(iv)(b)

July 1, 2012

ING Senior Income Fund
7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:                               Reduction in Fee Payable under the Service and Distribution Plan for Class B Shares

Ladies and Gentlemen:

ING Investments Distributor, LLC (“IID”) hereby waives the service fee of 0.25% of the average daily net assets payable to IID under the Service and Distribution Plan for the Class B Shares of ING Senior Income Fund.  By this letter, we agree to waive that fee for the period from July 1, 2012 through July 1, 2013.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Investments Distributor, LLC

Agreed and Accepted:
ING Senior Income Fund

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments Distributor, LLC
Suite 100	Fax: 480-477-2744
Scottsdale, AZ 85258-2034	www.ingfunds.com